Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Six Months Ended June 30,	Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012
Income (loss) before income taxes.................	$ 14,245	$ 24,504	$ 24,361	$ 15,897	$ 11,843	$ (72)
Plus:
Total Fixed Charges (See below).....................	6,206	9,938	12,198	16,447	14,638	22,370
Less:
Preferred stock dividends (1).........................	-	-	3,122	5,463	852	6,635
Total Earnings (Loss).....................................	20,451	34,442	33,437	26,881	25,629	15,663

Fixed Charges
Total interest expense (2)...............................	6,206	9,938	9,076	10,984	13,786	15,735
Interest included in operating lease rental expense	-	-	-	-	-	-
Preferred stock dividends (1).........................	-	-	3,122	5,463	852	6,635
Total Fixed Charges.......................................	6,206	9,938	12,198	16,447	14,638	22,370

Ratio of earnings to fixed charges and preferred stock dividend	3.30	3.47	2.74	1.63	1.75	0.70
Ratio of earnings (loss) to fixed charges.........	3.30	3.47	3.68	2.45	1.86	1.00

Earnings
Income (loss) before income taxes .................	14,245	24,504	24,361	15,897	11,843	(72)
Plus:
Total Fixed Charges excluding interest on deposits (See below)	3,746	5,509	8,263	11,209	7,005	12,499
Less:
Preferred stock dividends (1).........................	-	-	3,122	5,463	852	6,635
Total Earnings (Loss).....................................	17,991	30,013	29,502	21,643	17,996	5,792

Fixed Charges
Total interest expense (2)...............................	6,206	9,938	9,076	10,984	13,786	15,735
Interest included in operating lease rental expense	-	-	-	-	-	-
Preferred stock dividends (1).........................	-	-	3,122	5,463	852	6,635
Less: Interest expense on deposits.......................	2,460	4,429	3,935	5,238	7,633	9,871
Total Fixed Charges excluding interest on deposits	$3,746	$ 5,509	$ 8,263	$ 11,209	$ 7,005	$ 12,499

Ratio of earnings (loss) to fixed charges and preferred stock dividends (excluding interest on deposits)	4.80	5.45	3.57	1.93	2.57	0.46
Ratio of earnings (loss) to fixed charges (excluding interest on deposits)	4.80	5.45	5.74	3.77	2.92	0.99

(1)  The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 40% tax rate.

(2)  Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.

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